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                                                                  EXHIBIT 4(B)


                       PLYMOUTH COMMERCIAL MORTGAGE FUND
                          c/o Greystone Advisers, Inc.
                          13333 Blanco Road, Suite 314
                         San Antonio, Texas  78216-7756


                               November 26, 1996




U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                 Re: Agreement to Furnish to the Commission upon Request a Copy of the Subordinated Note Issued to SouthWest Federated Holding Company, Inc.

Dear Commissioners:

                 Plymouth Commercial Mortgage Fund, a Delaware business trust ("Plymouth"), hereby agrees to furnish to the U.S. Securities and Exchange Commission (the "Commission") a copy of the $250,000 subordinated note it has issued to SouthWest Federated Holding Company, Inc., a Delaware corporation (the "Subordinated Note"). Plymouth is entering into this letter agreement as a condition of not filing with the Commission the Subordinated Note as an exhibit to the registration statement on Form 10 for Plymouth's common shares of beneficial interest, no par value (File No. 0-21443). Consistent with Item 601(b)(4)(iii)(A) of Regulation S-K, the total amount of securities authorized under the Subordinated Note does not exceed 10 percent of the total assets of Plymouth and its subsidiary on a consolidated basis.

                                                   Sincerely,


                                                   /s/ John C. Mosher

                                                   John C. Mosher
                                                   Vice President and
                                                   Chief Financial Officer